Exhibit (a)(4)

Value Line Premier Growth Fund, Inc.

ARTICLES OF AMENDMENT

Value Line Premier Growth Fund, Inc., a Maryland corporation (hereinafter the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation of the Corporation, dated November 11, 1971, as amended on May 28, 1976 and October 5, 2005 and supplemented on August 18, 2015 (collectively, the “Articles”), are hereby amended, effective on or shortly after May 1, 2020, by striking out Article II and inserting in lieu thereof the following:

The name of the corporation is Value Line Select Growth Fund, Inc.

SECOND: The amendment of the Articles, as hereinabove set forth, has been duly approved by the board of directors of the Corporation. The amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and its Secretary on the 22nd day of April, 2020.

We, the undersigned President and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Value Line Premier Growth Fund, Inc.

/s/ Mitchell Appel

Mitchell Appel

President

/s/ Emily Washington

Emily Washington

Secretary